Exhibit 10.8

AMENDMENT TO CORNERSTONE REALTY INCOME TRUST, INC.

EXECUTIVE SEVERANCE PLAN

WHEREAS, Cornerstone Realty Income Trust, Inc. (the “Company”) established the Executive Severance Plan, effective October 25, 2004 (the “Plan”), for the benefit of its eligible executives;

WHEREAS, Section 409A of the Internal Revenue Code has recently become effective and guidance received under that Section permits plans to be amended to comply and/or terminated this year; and

WHEREAS, pursuant to Section 13 of the Plan, the Plan may be amended by the Board of Directors of the Company and the Board of Directors desires to so amend the Plan.

NOW THEREFORE, the Plan is hereby amended as follows with respect to the Executives listed on the annexed Schedule:

1. Section 1(o) is deleted in its entirety and is revised to read: “‘Severance Period’ shall mean the period beginning on the date of the merger of the Company into a subsidiary of Colonial Properties Trust and ending: (i) if the Executive is Senior Vice President, on the date 24 months thereafter, or (ii) if the Executive is Vice President, on the date 12 months thereafter. The first day of the Severance Period shall be referred to as the ‘Qualifying Change in Control Date.’”

2. Section 2(a) is deleted in its entirety and is revised to read: “An Executive shall be entitled to a Severance Benefit on the Qualifying Change in Control Date.”

3. Except as specifically provided above, any references in the Plan to “termination of employment” or “employment with the Company terminates” are replaced with or are deemed to refer to the “Qualifying Change in Control Date.”

IN WITNESS WHEREOF, the Company has executed this amendment to the Plan, effective as of the date indicated below.

CORNERSTONE REALTY INCOME TRUST, INC.

/s/ Glade M. Knight		Date: February 8, 2005
By:	Glade M. Knight
Title:	Chairman of the Board